Exhibit 5.1

May 27, 2014

STARWOOD PROPERTY TRUST, INC.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Re:                             Current Report on Form 8-K

Ladies and Gentlemen:

We serve as special Maryland counsel to Starwood Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the offering (the “ATM Offering”) of shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) having a maximum aggregate offering price of $500,000,000 (the “Placement Shares”) through Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agent”), pursuant to the Amended and Restated ATM Equity OfferingSM Sales Agreement, dated May 27, 2014 (the “Sales Agreement”), by and among the Company, SPT Management, LLC, a Delaware limited liability company, and the Agent.  This opinion is being provided at your request in connection with the filing of the Current Report on Form 8-K (the “Form 8-K”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.                                      The Sales Agreement, certified as of the date hereof by the Secretary of the Company;

2.                                      The Registration Statement on Form S-3ASR (the “Registration Statement”) relating to the Placement Shares (File No. 333-186561), in the form in which it was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

3.                                      The Prospectus dated February 11, 2013, which forms part of the Registration Statement, as amended and supplemented to date (the “Prospectus”), in the form in which it was filed with the Commission under the 1933 Act;

4.                                      The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland;

5.                                      The Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

6.                                      All resolutions adopted by the Board of Directors of the Company (the “Board”) (or a duly authorized committee thereof) relating to (a) the ATM Offering, (b) the authorization, execution and delivery of the Sales Agreement and the transactions contemplated thereby, and (c) the registration, sale and issuance of the Placement Shares, certified as of the date hereof by the Secretary of the Company;

7.                                      A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

8.                                      A certificate executed by Andrew J. Sossen, Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.                                      Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                                      Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                                      Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations (including the Company’s) set forth therein are legal, valid and binding.

4.                                      All Documents submitted to us as originals are authentic.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All statements and information contained in the Documents are true and complete.  There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.                                      The Company does not intend to issue certificates representing the Placement Shares.  The Company will send in writing to each stockholder of the Company the information required by the Charter and the Bylaws and the information as contemplated by Section 2-210(c) of the Maryland General Corporation Law for any such shares to be issued, on request by a stockholder of the Company.

6.                                      The Placement Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Equity Stock (as defined in the Charter) contained in Article VII of the Charter.

7.                                      Prior to the issuance of the Placement Shares, the Board, or an authorized committee thereof, will adopt resolutions satisfying the requirements of Sections 2-203 and 2-208 of the Maryland General Corporation Law.

8.                                      Prior to the issuance of any of the Placement Shares, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock.

9.                                      The Sales Agreement is a valid and legally binding contract that conforms to the description thereof set forth in the Prospectus.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, upon issuance and delivery of the Placement Shares as contemplated by the resolutions of the Board (or a duly authorized committee thereof) and upon payment therefor, the Placement Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ FOLEY & LARDNER LLP